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                                                                     EXHIBIT 4.2


                                   SPECIMEN


                               PROMISSORY NOTE



        This Promissory Note is by and between RIVERSIDE PARKWAY, INC. (Promissory), and ____________________ (Promise).

        By the terms of this Note, Promisor does hereby agree and promise to pay Promise the sum of __________________ ($_________) plus eight percent (8%) interest per annum on this sum of money six (6) months from the date of this Note, provided however, that this Note may be extended at the end of this six
(6) month period for an additional six (6) month period at the option of either party upon notice of intent to extend being given to the other party on of before the date of note maturity, and subject to approval of such extension by the parties. Renewal of this note may continue by mutual agreement of the parties for two (2) additional six (6) month periods.

        Upon maturity of this Note as originally agreed or as extended by mutual agreement to renew, the moneys due and owing to Promise may be taken in cash or converted to shares of common stock in RIVERSIDE PARKWAY, INC., equal to the sum of moneys due and owing to Promisee, with said election to be made by Promisee at the time of the Note maturity.

        Interest on the loaned moneys described herein shall be paid to Promisee quarterly at the rate of eight percent (8) per annum throughout the entire term of the Note as originally agreed or as extended by mutual agreement to renew.

        Dated this ________ day of ________________, 199_.


                                        ----------------------------------------
                                        L. Wm. Hiser, Jr. - Chairman/CEO
                                        Riverside Parkway, Inc.


                                        ----------------------------------------
                                        Stephen L. Lower - President



                                        ----------------------------------------
                                        Promisee